Exhibit 99.1

Cash America Third Quarter Results above Expectations

FORT WORTH, Texas--(BUSINESS WIRE)--October 13, 2010--Cash America International, Inc. (NYSE: CSH) announced today that it expects its earnings for the third quarter ended September 30, 2010 to exceed its previously released guidance for the quarter. Higher than expected customer demand for the Company’s online consumer loan products offered in the United States and the United Kingdom, together with lower loan losses associated with these consumer loans were the primary contributors to the higher-than-anticipated earnings for the quarter. Management currently anticipates earnings per share for the third quarter of 2010 to be 90 cents per share compared to its previous released expectations of between 82 and 88 cents per share. This compares to 73 cents per share for the same quarter in the prior year of 2009.

At this time, the Company is not revising its full year guidance for fiscal 2010 of between $3.65 and $3.75 per share, pending the completion of details for the quarter and further analysis associated with its expected results for the fourth quarter of fiscal 2010. Included in the decision to make no adjustments to full year guidance for fiscal 2010 is yesterday’s announcement by MetaBank to discontinue offering its iAdvance Program effective as of today.

One of the components in the Company’s E-Commerce business segment is earnings from its micro-line of credit (“MLOC”) services channel. The MLOC services business has most recently generated its earnings through loan processing services the Company provided for MetaBank related to the iAdvance micro line of credit product the bank made available on certain stored-value debit cards the bank issues, as well as from fees generated from participation interests the Company acquired in the receivables originated by the bank in connection with the iAdvance program. The Company intends to develop new opportunities to offer its MLOC services and remains optimistic about the potential success of these endeavors. The Company’s earnings in its MLOC services program are not material to the Company’s consolidated revenues or operations and the Company does not expect MetaBank’s decision to have a material effect on its guidance for fiscal year 2011.

The Company has its regularly scheduled conference call on October 21, 2010, at 7:00 AM CDT to provide details of the third quarter 2010 results, management’s views of expectations for the remainder of the year and earnings guidance for fiscal year 2011.

About the Company

As of September 30, 2010, Cash America International, Inc. had 1,062 total locations offering specialty financial services to consumers, which include 735 lending locations (including nine unconsolidated franchised locations) operating in 28 states in the United States under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland,” and 202 pawn lending locations, of which the Company is a majority owner, operating in 21 jurisdictions in central and southern Mexico under the name “Prenda Fácil.” In addition, the Company operated 120 unconsolidated franchised and five Company-owned check cashing centers operating in 17 states in the United States under the name “Mr. Payroll.” Additionally, as of September 30, 2010, the Company offered short-term loans over the Internet to customers in 33 states in the United States at http://www.cashnetusa.com, in the United Kingdom at http://www.quickquid.co.uk, in Australia at http://www.dollarsdirect.com.au, and in Canada at http://www.dollarsdirect.ca. The Company also owns a micro-line of credit services business that processes short-term loans on behalf of a third-party lender with balances outstanding in all 50 states and four other United States jurisdictions as of September 30, 2010. [See above for developments related to this business.]

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.quickquid.co.uk
http://www.enovafinancial.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.cashlandloans.com	http://www.strikegoldnow.com
http://www.primaryinnovations.net	http://www.mrpayroll.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business, changes in demand for the Company's services, the continued acceptance of the online distribution channel by the Company’s online loan customers, the actions of third parties who provide, acquire or offer products and services to, from or for the Company, fluctuations in the price of gold, changes in competition, the ability of the Company to open new locations in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in foreign currency exchange rates, changes in the capital markets, the ability to successfully integrate newly acquired businesses into the Company’s operations, the loss of services of any of the Company’s executive officers, the effect of any current or future litigation proceedings on the Company, the effect of any of such changes on the Company’s business or the markets in which the Company operates and other risks and uncertainties indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100